99.2 Kenexa Second Quarter Results Conference Call Script: August 8, 2005

Kenexa 2Q Results Conference Call Script: August 8, 2005

MODERATOR:

Good afternoon ladies and gentlemen, thank you for standing by. Welcome to the Kenexa second quarter results conference call. At this time all participants are in a listen only mode. Following the presentation we will conduct a question and answer session. Instructions will be provided at that time for you to queue up for a question. I would like to remind everyone that this conference is being recorded. I would now like to turn the conference over to Rudy Karsan, Kenexa Chairman and Chief Executive Officer please go ahead sir.

RUDY KARSAN:

Thank you Erin, before we start I’d like to ask Don to read the safe harbor statement.

DON VOLK:

Today we will first review the company’s second quarter of 2005 results, which were released this afternoon. And we’ll then provide guidance for the next quarter and full year. Finally, we will open up the forum to audience questions. Before we begin, let me remind you that this presentation may contain forward-looking statements that are subject to risks and uncertainties associated with the company’s business. These statements may concern, among other things, guidance as to future revenues and earnings, operations, transactions, prospects, intellectual property and the development of products.

Additional information that may affect the company’s business and financial prospects, as well as factors that would cause Kenexa’s actual performance to vary from our current expectations, is available in the company’s fillings with the Securities and Exchange Commission. Also, I would like to remind you that today’s call may not be reproduced in any form without the expressed written consent of Kenexa.

We may also refer to certain non-GAAP financial measures on this call. Don Volk will later discuss the reconciliation of adjusted numbers to GAAP numbers, and a reconciliation schedule showing the GAAP versus non-GAAP financial measures is currently available on our company Web site with the press release issued earlier today. Our Web site is located at www.kenexa.com.

RUDY KARSAN:

Thanks Don, I’d like to thank all of you for joining us today on our first conference call as a public company. We were pleased to complete our IPO, and we look forward to communicating with you on a regular basis moving forward. I am especially pleased to share with you our second quarter results, in which Kenexa generated record revenue and profits that were better than expectations. The Talent Management market continues to gain momentum and Kenexa is emerging as one of the clear market leaders. As Don will discuss later, the combination of our strong second quarter results and positive outlook has caused us to raise our expectations for the second half and full year.

Let me take a step back and review with you the highlights to our second quarter results. Total revenue came in at $16 million for the quarter, representing 40% organic growth on a year-over-year basis. The largest and most strategic component to our revenue is subscription revenue, which at $12.1 million grew 36% year-over-year and 12% sequentially. Of note, both of these growth rates accelerated compared to what we delivered in the first quarter, and our sequential growth in the subscription revenue was the highest growth rate in over a year.

From a profitability perspective, we generated income from operations of $2.5 million, or a margin of 15%. Our operating income grew well over 100% on a year-over-year basis, and our 15% margin was an all-time record. As I mentioned on the IPO road show, Kenexa is very focused on operational excellence, and it is our intention to continue driving profitability as we scale the business. To that point, we believe our profitability level is greater than any other vendor focused in our sector, even as we grow at a rapid rate and gain market share.

A core reason for Kenexa’s success in second quarter and over the longterm is the metric driven culture that we have engrained from the top to the bottom of our organization. Evidence of this focus and Kenexa’s ability to execute is the fact that the second quarter represented our 11th consecutive quarter of sequential subscription revenue growth and income from operations. This combination of rapid growth and growing profitability places Kenexa in a special class of solution vendors given that most have experienced a more challenging environment over the past 12 months, and few have posted organic growth in the 40% range.

We believe our success is being driven by three primary factors: (1) Talent Management is becoming an established market place, with growing demand and awareness, (2) Kenexa has emerged as a market leader from a solution and critical mass perspective, and (3) we have a unique and attractive business model, based on providing end-to-end solutions in an on-demand model.

I’d like to drill down into these areas so you have a good understanding of what is driving our business momentum, then I’ll provide more details from the second quarter that reinforce our long-term opportunity and competitive position.

To start, Kenexa is one of the early pioneers in the Talent Management market, and we provide solutions that enable organizations to optimize the recruiting and retention of their employees. The amount of money US corporations spent on employees alone in 2004 was approximately $6.8 trillion, or roughly 56% of the total US GDP. Not only is the investment in human capital massive, but the process of sourcing, hiring, and retaining employees is becoming increasingly difficult due to the aging of the workforce, declining tenure of the average employee, increased globalization and mobilization of the workforce, as well as increased cost management pressure on human resource departments.

These fundamental business drivers create a significant problem for the vast majority of large corporations because they have not implemented best practices in the talent management areas, and most still have paper based or rudimentary, internally developed applications as their infrastructure support. This leads to weak hires, poor retention, poor productivity, and increased training and HR costs.

The Talent Management market is crossing the chasm and our solutions are in high demand because they enable our clients to increase the size of the talent pool they draw from, hire the most qualified candidates more quickly, improve the productivity of their organization, maximize employee retention, and lower the overall cost of putting together the best possible employee team.

Examples of this business value in action are Omaha Children’s Hospital, a 142 bed facility with 1,400 employees that used our survey product for 8 years. In this time they have improved their employee engagement scores by 78% which has led to a 3% vacancy rate compared to an industry average vacancy rate of 16%. Another development that has succeeded is the signing of the NFL as we mentioned in our press release. The significant impact our solutions can have on a customer’s success, profitability and long-term competitiveness is the reason firms such as IDC expect the market for talent management solutions to grow to the billion plus dollar level by 2008.

We have emerged as an early market leader as a result of our (a) domain expertise, (b) broadest and deepest suite of talent management applications, (c) a unique, end-to-end combination of software, content, services and process outsourcing, and (d) proven execution history across many industries and blue chip customers. The strategic nature of Talent Management forces customers to look for a “safe choice,” which makes our growing critical mass and profitability an important competitive advantage.

Indeed, during the second quarter our business momentum continued to increase across both major product suites and new and existing customers. Looking at our solutions, on the talent management side, we won new deals with Autodesk, Infineon, and Avnet. On the performance management side, we added GE, Del Monte, Tyco, Campbell’s Soup, and DHL

The cross section of verticals that we sold to during the quarter included industrial manufacturing, CPG, software, technology manufacturing, aerospace, home construction, semiconductors and distribution. Quarter after quarter, for over 15 years, we have improved our knowledge base of recruiting and retention best practices across companies in many industries. This is a significant competitive advantage that continues to grow over time. In addition, the diversity of the verticals that we sell to speaks to the horizontal nature of the problem that we are addressing.

We are clearly focused on growing our market share with new customer wins during the early stage of this large market opportunity; however, our growing presence within our existing customer base is both proof that our solutions are delivering significant business value and that we have a tremendous long-term, follow-on revenue opportunity.

To that point, during the second quarter we sold additional solutions to and increased our quarterly revenue run rate by over 35% with both a global, technology hardware manufacturer and one of the world’s largest software vendors. Although it was off a smaller base, we also more than doubled our revenue run rate with a healthcare provider. In these three cases alone, we increased our recurring, annual base of revenue by over $1 million. In all of these cases, and in the vast majority of our customer base, there remains a significant opportunity to continue expanding our account presence.

In summary, we are feeling very good about our market opportunity and business momentum. Our revenue growth was above 40%, and organically I might add, for the second consecutive quarter and we posted a record operating margin. The Talent Management market is one of the most attractive early stage market opportunities in the software industry, and Kenexa is emerging as one of the clear market leaders.

I will now turn it over to Don to review our second quarter results in more detail.

DON VOLK:

Thanks, Rudy. I would reiterate your beginning comment that we were very pleased with the Company’s performance in the second quarter, which was highlighted by rapid growth and record revenue and profitability. Before turning it over to Q&A, I would like to provide more details on our second quarter results and financial guidance for third quarter and for ‘05.

Beginning with the P&L, total revenue for second quarter ‘05 was $16 million, an increase of 40% over last year and 12% sequentially. On a year-to-date basis, our total revenue has grown 41%, an acceleration from the 34% growth we experienced in the comparable year-ago period. As Rudy mentioned, our business momentum has been increasing as a result of the growing awareness and demand for talent management solutions, and our differentiated value proposition that has helped us emerge as one of the early market leaders.

Subscription revenue is the majority of our revenue, and it is the strategic component of our business that is delivered via an on-demand model. During 2Q, our subscription revenue was $12.1 million, representing over 75% of our total revenue and growth of 36% on a year-over-year basis and 12% sequentially. These organic growth rates compare to 33% and 10% in the first quarter of ‘05, respectively.

The remaining $3.9 million of total revenue came from other and professional services, representing an increase of 56% over last year and 12% sequentially. The majority of the revenue from this line item comes from discrete professional services. In addition, while the majority of our product revenue is driven by subscription fees, we do occasionally close a perpetual deal and this is the line it shows.

It is worth pointing out that perpetual deals are an exception, and it is only a consideration if (1) we are penetrating a new vertical or (2) it is a long-term, existing subscription based client that is making a separate purchase of a product and (3) we must be able to charge what we view as a premium or an attractive price for that product. We have accumulated less than 10 perpetual customers in the past 18 months, with 2 of them coming during the second quarter for a combined value of roughly $500,000. In one circumstance we were able to penetrate the K-12 education vertical at Boston Public Schools for the first time, while in the other case it was with a sale to a long-term existing customer.

We will continue to focus on our subscription and on-demand business model, but we don’t want to otherwise lose market share because of refusing to accommodate how certain customers may wish to do business if we can do so in a way that is advantageous for Kenexa and advantageous to the customer.

On a geographic basis, our revenue continues to be dominated by the US at over 90% of total revenue. However, we are stepping up our investments in EMEA and we recently acquired a company in Canada to jump start our efforts north of border. This acquisition should add $100 to $150,000 to our quarterly total revenue run rate and this acquisition has a high profile customer in Sears Canada.

Our clients typically purchase multi-year subscriptions which provide us with a predictable, recurring revenue stream. From a retention perspective, our focus on customer satisfaction and delivering business results continues to drive renewal rates which continue to be in excess of 90%. Looking at customer concentration, no customers account for more than 10% of our quarterly revenue and our top 5 customers represented less than 25% of our second quarter revenue. During the quarter, we added over 10, customers, of which Rudy highlighted several by name earlier. Excluding the two perpetual deals, our average annualized revenue from our top 80 customers increased to $548,000 from $392,000 at the end of 2004 . And the average length of the subscription deals we signed in the quarter was approximately 2 years, in-line with our prior experience.

Turning to costs and profitability, gross margin was 71.3%, compared to 71.7% last quarter. The slight downtick in gross margin is due the increase in services and other revenue within our revenue mix, however, we were in-line with our expectations of the low 70’s level on a quarterly basis.

On the operating expense side, Sales and Marketing came in at $3.9 million, or 24.5% of revenue compared to 25.2% in the prior quarter and 29.7% in the year ago quarter. We will continue to invest in sales and marketing to pursue new clients and expand relationships with existing ones; however, we are gaining economies of scale due to the recurring nature of our on-demand business and revenue model.

G&A expenses were approximately $3.6 million, or 22.3% of revenue compared to 23.1% in the prior quarter and 21.7% in the year ago quarter. The year-over-year increase in G&A was a result of increased public company costs, bonuses due to over performance relative to internal targets, and increases in headcount. We expect G&A will increase modestly in absolute dollars during second half of ‘05 due to ongoing costs associated with being a public company as well as incremental increases in rent in the second half of this year as we expand into more office space to support the organic growth of our business.

Research and development came in at $1 million, or 6% of revenue compared to 7.8% in the prior quarter and 10.5% in the prior year’s quarter. We did increase our R&D headcount and we continue to invest in broadening and deepening our application suite. However, we have a highly efficient R&D organization as a result of our significant offshore presence, and on-demand business model. Our offshore presence provides us with a cost advantage for our software developers, while our on-demand model and single code base enables us to focus all of our resources on enhancements while perpetual companies spend over 50% of there money on testing, porting, and supporting multiple versions of their products across numerous operating systems and hardware environments. We believe the efficiency of our certified, high quality R&D processes is a key competitive advantage.

Turning to profitability, we generated income from operations of $2.5 million for the second quarter, which represented a 135% improvement on a year-over-year basis and also the achieved an all time high operating margin of 15%. Our pro forma income from operations, which excludes stock based compensation expense, was $2.6 million. Giving effect to the sale of our common stock and the redemption and conversion of our preferred and redeemable common stock and certain warrants from our June 29, 2005 initial public offering, pro forma dilutive EPS is $0.15 and $0.06 for the quarters ended June 30, ‘05 and ‘04, respectively. A reconciliation of GAAP to non-GAAP pro forma income from operations can be found in our press release and 8-k document. As of June 30, we have 16.7 million shares outstanding and we will have 17.5 million shares outstanding in Q3 after the exercise of the shoe.

Turning to the Balance Sheet, cash and investments were $24.8 million at June 30, 2005. The increase from $9.2 million at the end of the prior quarter includes approximately $14.4 million in net proceeds from the IPO.

Net accounts receivable were $10.9 million at the end of Q2, up from $7.9 million at the end of Q1, leading to DSO’s of 63, versus 52 at the end of Q1. The increase in the accounts receivable balance was due to two factors: (1) strong bookings in the second quarter and (2) over $2 million were collected in the first couple of days of July. We would expect DSO’s to return to the 50s range during the September quarter as a result. Deferred revenue at the end of the second quarter increased sequentially to $8.7 million from $5.6 million in Q1.

Finally, looking at our cash flow, we generated $2.2 million in cash from operations during the quarter, and we had a $1.1 million net property plant and equipment investment. Cash flow obviously varies quarter to quarter based on the timing of numerous payments and collections events. As I just mentioned, the timing of several large collections skewed that number at the end of the quarter. There are two other timing events that are worth pointing out.

First of all, prepaids went up $500k sequentially as we took the opportunity on advantageous terms presented to us from several suppliers. Secondly, on the PP&E side we received a land grant in India earlier than we had expected and this represented more than half of the increase in property plant and equipment. We are excited by this development as it means we can continue to scale our Indian R&D operations, which as I mentioned, is a key competitive advantage for Kenexa. We previously thought it would take another 6-9 months before we would receive and pay for the land grant.

I’d now like to turn to our outlook for 3Q and the remainder of the year

For the third quarter of 2005 we expect the following: Revenue to be $16.2 to $16.7 million, Subscription revenue to be $12.5 to $12.7 million and income from operations to be $2.1 to $2.3 million. Assuming our 6% tax rate and 17.7 million shares outstanding we expect our diluted earnings per share to be $0.11 to $0.12.

For the year ended 2005 we expect total revenue to be $63.3 to $64.0 million, subscription revenue to be $48.6 to $48.9 million and operating income to be $8.3 to $8.7 million.

In summary, we were pleased with our second quarter results, we finished the quarter in very solid shape and we have increased our expectations for the remainder of the year based on the momentum we see in the Talent Management market and in our business in particular.

Operator, we would now like to take questions. Please begin the Q&A session.